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                                                                   EXHIBIT 99.1

                         1993 BURLINGTON RESOURCES INC.

                              STOCK INCENTIVE PLAN

                              SECTION 1.  PURPOSE

     The purpose of the 1993 Burlington Resources Inc. Stock Incentive Plan (the "Plan") is to promote the interests of Burlington Resources Inc. (the "Company") and its stockholders by strengthening the Company's ability to attract and retain officers and key employees in the employ of the Company and its subsidiaries by furnishing suitable recognition of their ability and industry which contributed materially to the success of the Company and to align the interests and efforts of the Company's officers and key employees to the long term interests of the Company's stockholders. The Plan provides for the grant of stock options, stock appreciation rights, limited stock appreciation rights, restricted stock and stock purchase rights in accordance with the terms and conditions set forth below.

                            SECTION 2.  DEFINITIONS

     Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this Section 2:

2.1  BENEFICIARY

     The person or persons designated by the Participant pursuant to Section 6.4(f) to whom payments are to be paid pursuant to the terms of the Plan in the event of the Participant's death.

2.2  BOARD OF DIRECTORS

     The Board of Directors of the Company.

2.3  BONUS

     The annual incentive award paid by the Company or any Subsidiary under its Incentive Compensation Plan or any successor or similar plans during any calendar year to any employee thereof, including officers and directors of the Company who are full-time, salaried employees, in recognition of performance of services to the Company or its Subsidiaries.

2.4  CAUSE

     The Company may terminate the Participant's employment for Cause. A termination for Cause is a termination evidenced by a resolution adopted in good faith by two-thirds ( 2/3) of the Board of Directors that the Participant (a) willfully and continually failed to substantially perform the Participant's duties with the Company (other than a failure resulting from the Participant's incapacity due to physical or mental illness), which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance was delivered to the Participant specifying the manner in which the Participant failed to substantially perform or (b) willfully engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however, that no termination of the Participant's employment shall be for Cause as set forth in clause (b) above until (i) there shall have been delivered to the Participant a copy of a written notice setting forth that the Participant was guilty of the conduct set forth in clause (b) above and specifying the particulars thereof in detail and (ii) the Participant shall have been provided an opportunity to be heard by the Board of Directors (with the assistance of the Participant's counsel if the Participant so desires). No act, or failure to act, on the Participant's part shall be considered "willful" unless the Participant has acted, or failed to act, with an absence of good faith and without a reasonable belief that the Participant's action or failure to act was in the best interest of the Company. Notwithstanding

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anything contained in the Plan to the contrary, no failure to perform by the
Participant after notice of termination is given by the Participant shall constitute Cause.

2.5  CHANGE IN CONTROL

     As used in the Plan, a Change in Control shall be deemed to occur (a) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange
Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then-outstanding securities, (b) upon the first purchase of the Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company), (c) upon the approval by the Company's stockholders of a merger or consolidation, a sale or disposition of all or substantially all the Company's assets or a plan of liquidation or dissolution of the Company, or (d) if, during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who were directors at the beginning of the period.

2.6  CODE

     The Internal Revenue Code of 1986, as amended and in effect from time to time, and the temporary or final regulations of the Secretary of the U.S. Treasury adopted pursuant thereto.

2.7  COMMON STOCK

     The Common Stock of the Company, $.01 par value per share, or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 5.

2.8  EXCHANGE ACT

     The Securities Exchange Act of 1934, as amended.

2.9  FAIR MARKET VALUE

     As applied to a specific date, the mean between the highest and lowest quoted selling prices at which Common Stock was sold on such date as reported in the NYSE-Composite Transactions by The Wall Street Journal on such date or, if no Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded. Notwithstanding the foregoing, upon the exercise,

          (a) during the thirty (30) day period following a Change in Control, of a stock appreciation right or of a limited stock appreciation right granted in connection with a Nonqualified Option more than six (6) months prior to a Change in Control or

          (b) during the seven (7) month period following a Change in Control, of a stock appreciation right or of a limited stock appreciation right granted in connection with a Nonqualified Option to an Insider Participant less than six (6) months prior to a Change in Control,

Fair Market Value on the date of exercise shall be deemed to be the greater of
(i) the highest price per share of Common Stock as reported in the NYSE-Composite Transactions by The Wall Street Journal during the sixty (60) day period ending on the day preceding the date of exercise of the stock appreciation right or the limited stock appreciation right, as the case may be, and (ii) if the Change in Control is one described in clause (b) or (c) of
Section 2.5, the highest price per share paid for Common Stock in connection with such Change in Control.

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2.10  GOOD REASON

     The occurrence of any of the following events or conditions:

          (a) a change in the Participant's status, title, position or responsibilities (including reporting responsibilities) which, in the Participant's reasonable judgment, represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities which, in the Participant's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such positions, except in connection with the termination of the Participant's employment for Cause, for Permanent Disability or as a result of his or her death, or by the Participant other than for Good Reason;

          (b) a reduction in the Participant's annual base salary;

          (c) the Company's requiring the Participant (without the consent of the Participant) to be based at any place outside a thirty-five (35) mile radius of his or her place of employment prior to a Change in Control, except for reasonably required travel on the Company's business which is not materially greater than such travel requirements prior to the Change in Control;

          (d) the failure by the Company to (i) continue in effect any material compensation or benefit plan in which the Participant was participating at the time of the Change in Control, including, but not limited to, the Plan, the Burlington Resources Inc. Pension Plan, the Burlington Resources Inc. Supplemental Benefits Plan, the Burlington Resources Inc. Incentive Compensation Plan, the Burlington Resources Inc. Deferred Compensation Plan, and the Burlington Resources Inc. Retirement Savings Plan, or (ii) provide the Participant with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program and practice as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater);

          (e) any material breach by the Company of any provision of the Plan;
     or

          (f) any purported termination of the Participant's employment for Cause by the Company which does not otherwise comply with the terms of the Plan.

2.11  INCENTIVE STOCK OPTION

     An option intended to meet the requirements of an Incentive Stock Option as defined in Section 422 of the Code, as in effect at the time of grant of such option, or any statutory provision that may hereafter replace such Section.

2.12  INSIDER PARTICIPANT

     Any person who is selected by the Plan Administrator to receive options, stock appreciation rights, limited stock appreciation rights, Restricted Stock and/or Stock Purchase Rights hereunder and who is subject to the requirements of
Section 16 of the Exchange Act, and the rules and regulations issued thereunder.

2.13  MAXIMUM ANNUAL EMPLOYEE GRANT

     The Maximum Annual Employee Grant set forth in Section 6.1.

2.14  NONQUALIFIED OPTION

     An option not intended to meet the requirements of an Incentive Stock
Option.

2.15  OPTION PRICE

     The price per share of Common Stock at which each option is exercisable.

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2.16  PARTICIPANT

     An eligible employee to whom an option, stock appreciation right, limited stock appreciation right, Restricted Stock or Stock Purchase Right is granted under the Plan as set forth in Section 4.

2.17  PERFORMANCE SHARE UNIT

     A Performance Share Unit awarded under the Performance Unit Plan, which has become payable under the Performance Unit Plan.

2.18  PERFORMANCE UNIT PLAN

     The Company's 1992 Performance Share Unit Plan or any successor or similar plans.

2.19  PERMANENT DISABILITY

     A Participant shall be deemed to have a Permanent Disability for purposes of the Plan if the Chief Executive Officer of the Company shall find upon the basis of medical evidence satisfactory to the Chief Executive Officer that the Participant is totally disabled, whether due to a physical or mental condition, so as to be prevented from engaging in further employment by the Company or any Subsidiary, and that such disability will be permanent and continuous during the remainder of the Participant's life; provided, however, that for officers and directors of the Company who are subject to Section 16 of the Exchange Act, such determination shall be made by the Plan Administrator.

2.20  PLAN ADMINISTRATOR

     The Board of Directors or the committee appointed and/or authorized pursuant to Section 3 to administer the Plan.

2.21  PURCHASE DATE

     For any Stock Purchase Right, a date within thirty (30) days after the date any Bonus is paid or any Performance Share Unit becomes payable, which date shall be the only date on which such Stock Purchase Right may be exercised.

2.22  RESTRICTED STOCK

     Common Stock granted under the Plan that is subject to the requirements of
Section 9 and such other restrictions as the Plan Administrator deems appropriate.

2.23  RULE 16B-3

     Rule 16b-3 of the General Rules and Regulations under the Exchange Act.

2.24  STOCK PURCHASE PRICE

     The price per share of Common Stock acquired upon exercise of a Stock Purchase Right as determined by the Plan Administrator, which price shall not be less than seventy-five percent (75%) of the Fair Market Value of a share of Common Stock on the Purchase Date.

2.25  STOCK PURCHASE RIGHT

     A right to purchase Common Stock granted under the Plan.

2.26  SUBSIDIARY

     An entity that is designated by the Plan Administrator as a subsidiary for purposes of the Plan and that is a corporation (or other form of business association that is treated as a corporation for tax purposes) of which

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shares (or other ownership interests) having more than fifty percent (50%) of the voting power are owned or controlled, directly or indirectly, by the Company so as to qualify as a "subsidiary corporation" (within the meaning of Section 424(f) of the Code).

                           SECTION 3.  ADMINISTRATION

     3.1 The Plan shall be administered by the Board of Directors or, in the event the Board of Directors shall appoint and/or authorize a committee or committees to administer the Plan, by such committee or committees. The administrator of the Plan shall hereinafter be referred to as the "Plan Administrator."

     In the event a member of the Board of Directors (or the committee) may be eligible, subject to the restrictions set forth in Section 4, to participate in or receive or hold options, stock appreciation rights, limited stock appreciation rights, Restricted Stock and/or Stock Purchase Rights under the Plan, no member of the Board of Directors or the committee shall vote with respect to the granting of options, stock appreciation rights, limited stock appreciation rights, Restricted Stock and/or Stock Purchase Rights hereunder to himself or herself, as the case may be, and, if state corporate law does not permit a committee to grant options, stock appreciation rights, limited stock appreciation rights, Restricted Stock and Stock Purchase Rights to directors, then any option, stock appreciation right, limited stock appreciation right, Restricted Stock or Stock Purchase Right granted under the Plan to a director for his or her services as such shall be approved by the full Board of Directors.

     The members of any committee serving as Plan Administrator shall be appointed by the Board of Directors for such term as the Board of Directors may determine. The Board of Directors may from time to time remove members from, or add members to, the committee. Vacancies on the committee, however caused, may be filled by the Board of Directors.

     With respect to grants made under the Plan to officers and directors of the Company who are subject to Section 16 of the Exchange Act, the Plan Administrator shall be constituted at all times so as to meet the requirements of Rule 16b-3 so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act.

     3.2 Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the Plan, to select persons eligible to participate in the Plan, to grant options, stock appreciation rights, limited stock appreciation rights, Restricted Stock and Stock Purchase Rights thereunder, to administer the Plan, to make recommendations to the Board of Directors, to take all such steps and make all such determinations in connection with the Plan and the options, stock appreciation rights, limited stock appreciation rights, Restricted Stock and Stock Purchase Rights granted thereunder as it may deem necessary or advisable, which determination shall be final and binding upon all Participants, so long as such interpretation and construction with respect to Incentive Stock Options correspond to the requirements of Section 422 of the Code. The Plan Administrator shall cause the Company at its expense to take any action related to the Plan which may be required or necessary to comply with the provisions of any federal or state law or any regulations issued thereunder.

     3.3 Each member of any committee acting as Plan Administrator, while serving as such, shall be considered to be acting in his or her capacity as a director of the Company. Members of the Board of Directors and members of any committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

     3.4 The fact that a member of the Board of Directors is, or shall theretofore have been or thereafter may be, a person who has received or is eligible to receive an option, stock appreciation right, limited stock appreciation right, Restricted Stock and/or Stock Purchase Right shall not disqualify him or her from taking part in and voting at any time as a member of the Board of Directors in favor of or against any amendment or repeal of the Plan.

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                             SECTION 4. ELIGIBILITY

     To be eligible for selection by the Plan Administrator to receive a grant of an option, stock appreciation right, limited stock appreciation right, Restricted Stock or Stock Purchase Right under the Plan, an individual must be an officer or a key employee of the Company, or of any Subsidiary, as of the date on which the Plan Administrator grants to such individual such option, stock appreciation right, limited stock appreciation right, Restricted Stock or Stock Purchase Right and a person who, in the judgment of the Plan Administrator, holds a position of responsibility and is able to contribute substantially to the Company's continued success.

                    SECTION 5. SHARES AVAILABLE FOR THE PLAN

     5.1 Subject to Section 5.3, the maximum number of shares for which options, stock appreciation rights, limited stock appreciation rights, Restricted Stock and Stock Purchase Rights may at any time be granted under the Plan is ten million (10,000,000) shares of Common Stock, all such shares to be held in the Company's treasury or out of the authorized but unissued shares of the Company, or partly out of each, as shall be determined by the Board of Directors. Upon (a) the expiration or termination in whole or in part of unexercised options, stock appreciation rights, limited stock appreciation rights and Stock Purchase Rights or the surrender of an option, or portion thereof, upon exercise of a related stock appreciation right for cash or of a limited stock appreciation right or (b) to the extent permissible under Rule 16b-3, the forfeiture of Restricted Stock, shares of Common Stock which were subject thereto shall again be available for grants of options, stock appreciation rights, limited stock appreciation rights, Restricted Stock and Stock Purchase Rights under the Plan.

     5.2 Notwithstanding the foregoing, and subject to Section 5.3, the number of shares for which Restricted Stock may be granted pursuant to Section 9 of the Plan may not exceed one million (1,000,000) shares of Common Stock and the number of shares which may issued upon exercise of Stock Purchase Rights granted under Section 10 of the Plan may not exceed two million (2,000,000) shares of Common Stock.

     5.3 In the event of a recapitalization, stock split, stock dividend, exchange of shares, merger, reorganization, change in corporate structure or shares of the Company or similar event, the Board of Directors, upon the recommendation of the Plan Administrator, may make appropriate adjustments in the number of shares authorized for the Plan, the Maximum Annual Employee Grant and, with respect to outstanding options, stock appreciation rights, limited stock appreciation rights, Restricted Stock and Stock Purchase Rights, the Plan Administrator may make appropriate adjustments in the number of shares and the Option Price or Stock Purchase Price.

                            SECTION 6. STOCK OPTIONS

     6.1 Options may be granted to eligible employees in such number and at such times during the term of the Plan as the Plan Administrator shall determine, the Plan Administrator taking into account the duties of the respective employees, their present and potential contributions to the success of the Company, and such other factors as the Plan Administrator shall deem relevant in accomplishing the purposes of the Plan; provided, that the maximum number of shares with respect to which an option or options may be granted to any eligible employee in any one year will not exceed five hundred thousand (500,000) shares (the "Maximum Annual Employee Grant"). The granting of an option shall take place when the Plan Administrator by resolution, written consent or other appropriate action determines to grant such an option to a particular Participant at a particular price. Each option shall be evidenced by a written instrument delivered by or on behalf of the Company containing provisions not inconsistent with the Plan.

     6.2 An option granted under the Plan may be either an Incentive Stock Option or a Nonqualified Option.

     6.3 Each provision of the Plan and each Incentive Stock Option granted thereunder shall be construed so that each such option shall qualify as an Incentive Stock Option, and any provision thereof that cannot be so construed shall be disregarded, unless the Participant agrees otherwise. The total number of shares which

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may be purchased upon the exercise of Incentive Stock Options granted under the
Plan shall not exceed the total specified in Section 5.1. Incentive Stock Options, in addition to complying with the other provisions of the Plan relating to options generally, shall be subject to the following conditions:

          (a) A Participant must not, immediately before an Incentive Stock Option is granted, own stock representing more than ten percent (10%) of the voting power or value of all classes of stock of the Company or a Subsidiary. This requirement is waived if (i) the Option Price of the Incentive Stock Option to be granted is at least one hundred ten percent (110%) of the Fair Market Value of the stock subject to the option, determined at the time the option is granted, and (ii) the option is not exercisable more than five (5) years from the date the option is granted.

          (b) To the extent that the aggregate Fair Market Value (determined at the time of the grant of the option) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year exceeds One Hundred Thousand Dollars ($100,000), such options shall be treated as Nonqualified Options.

          (c) Any other terms and conditions which the Plan Administrator determines, upon advice of counsel, must be imposed for the option to be an Incentive Stock Option.

     6.4 Except as otherwise provided in Section 6.3, all Incentive Stock Options and Nonqualified Options under the Plan shall be granted subject to the following terms and conditions:

     (a) OPTION PRICE

     The Option Price shall be determined by the Plan Administrator at the time of grant, but shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the option is granted.

     (b) DURATION OF OPTIONS

     Options shall be exercisable at such time and under such conditions as set forth in the option grant, but in no event shall any Incentive Stock Option be exercisable subsequent to the day before the tenth anniversary of the date on which the option is granted, nor shall any other option be exercisable later than the tenth anniversary of the date of its grant.

     (c) EXERCISE OF OPTIONS

     Subject to Section 6.4(j), an optionee may not exercise an option until he or she has completed one (1) year of continuous employment with the Company or one of its Subsidiaries from and including the date on which the option is granted, or such longer period as the Plan Administrator may determine in a particular case. This requirement is waived in the event of death or Permanent Disability of an optionee before such period of continuous employment is completed. Thereafter, shares of Common Stock covered by an option may be purchased at one time or in such installments during the option period as may be provided in the option grant. Any shares not purchased on the applicable installment date may be purchased at one time or in such installments over the balance of the option period as may be provided in the option grant. To the extent that the right to purchase shares has accrued thereunder, options may be exercised from time to time by written notice to the Company setting the number of shares with respect to which the option is being exercised.

     (d) PAYMENT

     The purchase price of shares purchased under options shall be paid in full to the Company upon the exercise of the option by delivery of consideration equal to the product of the Option Price and the number of shares purchased. Such consideration may be either (i) in cash or (ii) at the discretion of the Plan Administrator, in Common Stock already owned by the Participant for at least six (6) months, or any combination of cash and Common Stock. The Fair Market Value of such Common Stock as delivered shall be valued as of the day prior to delivery. The Plan Administrator can determine at the time the option is granted that additional forms of payment will be permitted. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, but not limited to, federal tax and securities laws and regulations

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and state corporate law), an option may also be exercised by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the purchase price of shares purchased under the option. If specifically authorized in the option grant, shares of Common Stock with a Fair Market Value equal to all or a portion of the purchase price of shares purchased under options may be withheld from the shares issuable to the Participant upon the exercise of the option. The Fair Market Value of such Common Stock as is withheld shall be valued as of the day prior to exercise of the option. In the event an option grant to an Insider Participant provides that the purchase price of shares purchased under options may be paid in whole or in part by having shares with a Fair Market Value equal to all or a portion of the purchase price withheld from the shares issuable to the optionee upon the exercise of the option, the following restrictions shall apply. To the extent required for compliance with Rule 16b-3, the withholding of shares issuable upon the exercise of an option to pay the purchase price of shares acquired upon exercise of an option by an Insider Participant must be approved by the Plan Administrator and must be made (x) pursuant to an irrevocable election made six (6) months in advance of the transaction, (y) during the period beginning on the third business day following the date of release for publication of the quarterly or annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date, or (z) otherwise in accordance with Rule 16b-3 and interpretations thereunder.

     (e) RESTRICTIONS

     The Plan Administrator shall determine and reflect in the option grant, with respect to each option, the nature and extent of the restrictions, if any, to be imposed on the shares of Common Stock which may be purchased thereunder, including, but not limited to, restrictions on the transferability of such shares acquired through the exercise of such options for such periods as the Plan Administrator may determine and, further, that in the event a Participant's employment by the Company or a Subsidiary terminates during the period in which such shares are nontransferable, the Participant shall be required to sell such shares back to the Company at such prices as the Plan Administrator may specify in the option.

     (f) NONTRANSFERABILITY OF OPTIONS

     During a Participant's lifetime, an option may be exercisable only by the Participant and options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by applicable law and Rule 16b-3, the Plan Administrator may permit a recipient of a Nonqualified Option to (i) designate in writing during the Participant's lifetime a Beneficiary to receive and exercise the Participant's Nonqualified Options in the event of such Participant's death (as provided in Section 6.4(i)) or (ii) transfer a Nonqualified Option. Any other attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

     (g) PURCHASE FOR INVESTMENT

     The Plan Administrator shall have the right to require that each Participant or other person who shall exercise an option under the Plan, and each person into whose name shares of Common Stock shall be issued pursuant to the exercise of an option, represent and agree that any and all shares of Common Stock purchased pursuant to such option are being purchased for investment only and not with a view to the distribution or resale thereof and that such shares will not be sold except in accordance with such restrictions or limitations as may be set forth in the option. This Section 6.4(g) shall be inoperative during any period of time when the Company has obtained all necessary or advisable approvals from governmental agencies and has completed all necessary or advisable registrations or other qualifications of shares of Common Stock as to which options may from time to time be granted as contemplated in Section 11.

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     (h) TERMINATION OF EMPLOYMENT

     Upon the termination of a Participant's employment for any reason other than death, the Participant's option shall be exercisable only to the extent that it was then exercisable and, unless the term of the option expires sooner, such option shall expire according to the following schedule; provided, however, that the Plan Administrator may at any time determine in a particular case that specific limitations and restrictions under the Plan shall not apply:

        (i) Retirement

     The option shall expire, unless exercised, thirty-six (36) months after the Participant's retirement from the Company or any Subsidiary.

        (ii) Disability

          The option shall expire, unless exercised, thirty-six (36) months after the Participant's Permanent Disability.

          (iii) Termination With Approval

          The option shall expire, unless exercised, thirty-six (36) months after a Participant resigns or is terminated as an employee of the Company or any Subsidiary, unless the Chief Executive Officer of the Company shall have determined in a specific case that the option should terminate when the Participant's employment status ceases; provided, however, that for officers and directors who are subject to Section 16 of the Exchange Act, such determination shall be made by the Plan Administrator.

          (iv) Termination Following a Change in Control

          The option shall expire, unless exercised, within thirty-six (36) months of a Participant's termination of employment (other than a termination by the Company for Cause or a voluntary termination by the Participant other than for Good Reason) following a Change in Control, provided that said termination of employment occurs within two (2) years following a Change in Control.

          (v) All Other Terminations

          Except as provided in subparagraphs (iii) and (iv) above, the option shall expire upon termination of employment.

     Leaves of absence for such period and purposes conforming to the personnel policy of the Company or of its Subsidiaries, as applicable, shall not be deemed terminations or interruptions of employment.

     (i) DEATH OF PARTICIPANT

     Upon the death of a Participant, whether during the Participant's period of employment or during the thirty-six (36) month period referred to in Section 6.4(h)(i), (ii) and (iii), the option shall expire, unless the term of the option expires sooner, twelve (12) months after the date of the Participant's death, unless the option is exercised within such twelve (12) month period by the Participant's Beneficiary, legal representatives, estate or the person or persons to whom the Participant's option rights shall have passed by will or the laws of descent and distribution; provided, however, that the Plan Administrator may determine in a particular case that specific limitations and restrictions under the Plan shall not apply. Notwithstanding other Plan provisions pertaining to the times at which options may be exercised, no option shall continue to be exercisable, pursuant to Section 6.4(h) or this Section 6.4(i), at a time that would violate the maximum duration of Section 6.4(b).

     (j) CHANGE IN CONTROL

     Notwithstanding other Plan provisions pertaining to the times at which options may be exercised, all outstanding options, to the extent not then currently exercisable, shall become exercisable in full upon the occurrence of a Change in Control; provided, that the Plan Administrator may determine that such acceleration will not occur if it would render unavailable "pooling of interest" accounting treatment for any reorganization, merger or consolidation of the Company. In no event, however, shall any intended Incentive

Stock Option first become exercisable, pursuant to Section 6.4(c) or this
Section 6.4(j), without the consent of the Participant, if the result would be to cause such option, when granted, not to be treated as an Incentive Stock Option (whether by reason of the possible future violation of the annual limitation of Section 6.3(b) or otherwise).

     (k) RIGHTS AS STOCKHOLDER

     A Participant shall have none of the rights of a stockholder until the shares of Common Stock are issued to the Participant.

                      SECTION 7. STOCK APPRECIATION RIGHTS

     7.1 The Plan Administrator may grant stock appreciation rights to eligible employees in connection with any option granted under the Plan, either at the time of the grant of such option or at any time thereafter during the term of the option. Such stock appreciation rights shall cover the same shares covered by the options (or such lesser number of shares of Common Stock as the Plan Administrator may determine) and shall, except as provided in Section 7.3, be subject to the same terms and conditions as the related options and such further terms and conditions not inconsistent with the Plan as shall from time to time be determined by the Plan Administrator.

     7.2 Each stock appreciation right shall entitle the holder of the related option to surrender to the Company unexercised the related option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to the excess of the Fair Market Value of one (1) share of Common Stock on the date the right is exercised over the Option Price per share times the number of shares covered by the option, or portion thereof, which is surrendered. Payment shall be made in shares of Common Stock valued at Fair Market Value as of the date the right is exercised, or in cash, or partly in shares and partly in cash, at the discretion of the Plan Administrator; provided, however, that payment shall be made solely in cash with respect to a stock appreciation right which is exercised within seven (7) months following a Change in Control. Notwithstanding the foregoing and to the extent required for compliance with Rule 16b-3, a payment, in whole or in part, of cash upon exercise of a stock appreciation right held by an Insider Participant may be made only if the Plan Administrator approves such election to receive cash and the right is exercised
(a) during the period beginning on the third business day following the date of release for publication of the quarterly or annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date or (b) otherwise in accordance with the provisions of Rule 16b-3 and interpretations thereunder. Stock appreciation rights may be exercised from time to time upon actual receipt by the Company of written notice stating the number of shares of Common Stock with respect to which the stock appreciation right is being exercised. The value of any fractional shares shall be paid in cash.

     7.3  Stock appreciation rights are subject to the following restrictions:

          (a) Each stock appreciation right shall be exercisable at such time or times that the option to which it relates shall be exercisable or at such other times as the Plan Administrator may determine; provided, however, that stock appreciation rights granted to Insider Participants shall not be exercisable until the Participant shall have completed a six
     (6) month period of continuous employment with the Company or any Subsidiary immediately following the date on which the stock appreciation right is granted. In the event of death or Permanent Disability of a Participant during employment but before the Participant has completed such period of continuous employment, such stock appreciation right shall be exercisable only within the period specified in the related option. In the event of a Change in Control, the requirement that a Participant shall have completed a six (6) month period of continuous employment is waived with respect to a Participant who is employed by the Company at the time of the Change in Control but who, within the six (6) month period, voluntarily terminates employment for Good Reason or is terminated by the Company other than for Cause; provided, that the Plan Administrator may determine that such waiver will not occur if it would render unavailable "pooling of interest" accounting treatment for any reorganization, merger or consolidation of the Company. Notwithstanding the

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

     foregoing, a stock appreciation right may not be exercised for cash by an Insider Participant under any circumstances until the expiration of the six
     (6) month period following the date of grant.

          (b) Except in the event of a Change in Control, the Plan Administrator in its sole discretion may approve or deny in whole or in part a request to exercise a stock appreciation right. Denial or approval of such request shall not require a subsequent request to be similarly treated by the Plan Administrator.

          (c) The right of a Participant to exercise a stock appreciation right shall be canceled if and to the extent the related option is exercised. To the extent that a stock appreciation right is exercised, the related option shall be deemed to have been surrendered, unexercised and canceled.

          (d) A holder of stock appreciation rights shall have none of the rights of a stockholder until shares of Common Stock, if any, are issued to such holder pursuant to such holder's exercise of such rights.

          (e) The acquisition of Common Stock pursuant to the exercise of a stock appreciation right shall be subject to the same terms and conditions as would apply to the acquisition of Common Stock acquired upon acquisition of the related option, as set forth in Section 6.4.

                  SECTION 8. LIMITED STOCK APPRECIATION RIGHTS

     8.1 The Plan Administrator may grant limited stock appreciation rights to eligible employees in connection with any options granted under the Plan, either at the time of the grant of such option or at any time thereafter during the term of the option. Such limited stock appreciation rights shall cover the same shares covered by the options (or such lesser number of shares of Common Stock as the Plan Administrator may determine) and shall, except as provided in
Section 8.3, be subject to the same terms and conditions as the related options and such further terms and conditions not inconsistent with the Plan as shall from time to time be determined by the Plan Administrator.

     8.2 Each limited stock appreciation right shall entitle the holder of the related option to surrender to the Company the unexercised portion of the related option and to receive from the Company in exchange therefor an amount in cash equal to the excess of the Fair Market Value of one (1) share of Common Stock on the date the right is exercised over the Option Price per share times the number of shares covered by the option, or portion thereof, which is surrendered.

     8.3 Limited stock appreciation rights are subject to the following restrictions:

          (a) Each limited stock appreciation right shall be exercisable in full for a period of seven (7) months following the date of a Change in Control regardless of whether the holder is employed by the Company or any of its Subsidiaries on the date the right is exercised; provided, however, that limited stock appreciation rights may not be exercised under any circumstances by Insider Participants until the expiration of the six (6) month period following the date of grant. Limited stock appreciation rights shall be exercisable only to the same extent and subject to the same conditions as the options related thereto are exercisable, as provided in
     Section 6.4(j).

          (b) The right of a Participant to exercise a limited stock appreciation right shall be canceled if and to the extent the related option is exercised. To the extent that a limited stock appreciation right is exercised, the related option shall be deemed to have been surrendered, unexercised and canceled.

          (c) Limited stock appreciation rights shall not be exercisable if the event constituting the Change in Control is an event in which the consideration to be paid to the Company's stockholders consists solely of equity securities registered under Section 12 of the Exchange Act.

                          SECTION 9. RESTRICTED STOCK

     9.1 Restricted Stock may be granted to eligible employees in such number and at such times during the term of the Plan as the Plan Administrator shall determine, the Plan Administrator taking into account the duties of the respective Participants, their present and potential contributions to the success of the Company, and such other factors as the Plan Administrator shall deem relevant in accomplishing the purposes of the Plan. The granting of Restricted Stock shall take place when the Plan Administrator by resolution, written consent or other appropriate action determines to grant such Restricted Stock to a particular Participant. Each grant shall be evidenced by a written instrument delivered by or on behalf of the Company containing provisions not inconsistent with the Plan. The Participant receiving a grant of Restricted Stock shall be recorded as a stockholder of the Company and, subject to the provisions hereof, shall have all the rights of a stockholder with respect to such shares, including the right to vote the shares and receive all dividends or other distributions made or paid with respect to such shares; provided, however, that the shares themselves, and any new, additional or different shares or securities which the Participant may be entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of the Company, shall be subject to the restrictions hereinafter described.

     9.2 A grant of Restricted Stock shall entitle a Participant to receive, on the date or dates designated by the Plan Administrator, upon payment to the Company of consideration determined by the Plan Administrator, which consideration shall be at least equal to the par value of the Common Stock, in a manner determined by the Plan Administrator, the number of shares of Common Stock selected by the Plan Administrator. The Plan Administrator may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Restricted Stock delivered under the Plan may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period (as defined in Section 9.3) expires or until restrictions thereon otherwise lapse, and may require, as a condition of any receipt of Restricted Stock, that the Participant shall have delivered a stock power endorsed in blank relating to the shares of Restricted Stock.

     9.3 During a period of years following the date of grant, as determined by the Plan Administrator, which shall in no event be less than one (1) year (the "Restriction Period"), the Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of by the recipient, except in the event of death or Permanent Disability, the Plan Administrator's waiver or modification of such restrictions in the agreement evidencing the grant of Restricted Stock or by resolution of the Plan Administrator adopted at any time.

     9.4 Except as provided in Section 9.5 or 9.6, if a Participant terminates employment with the Company for any reason before the expiration of the Restriction Period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant to the Company. In addition, in the event of any attempt by the Participant to sell, exchange, transfer, pledge or otherwise dispose of shares of Restricted Stock in violation of the terms of the Plan, such shares shall be forfeited to the Company.

     9.5 The Restriction Period for any Participant shall be deemed to end and all restrictions on shares of Restricted Stock shall lapse upon the Participant's death or Permanent Disability or any termination of employment determined by the Plan Administrator to end the Restriction Period.

     9.6 The Restriction Period for any Participant shall be deemed to end and all restrictions on shares of Restricted Stock shall terminate immediately upon a Change in Control.

     9.7 When the restrictions imposed by Section 9.3 expire or otherwise lapse with respect to one (1) or more shares of Restricted Stock, the Company shall deliver to the Participant (or the Participant's legal representative, Beneficiary or heir) one (1) share of Common Stock for each share of Restricted Stock. At that time, the written instrument referred to in Section 9.1, as it relates to such shares, shall be terminated.

     9.8 Subject to Section 9.2, each Participant entitled to receive Restricted Stock under the Plan shall be issued a certificate for such shares. Such certificate shall be registered in the name of the Participant.

                       SECTION 10. STOCK PURCHASE RIGHTS

     10.1 The Plan Administrator may grant to any Participant Stock Purchase Rights that entitle a Participant to purchase, on the Purchase Date, up to the maximum number of shares of Common Stock authorized by Section 10.2 at the Stock Purchase Price; provided, however, that the Plan Administrator may provide that a Participant automatically and without any act on the Participant's part will be deemed to have exercised the Participant's Stock Purchase Right on the Purchase Date.

     10.2 The maximum number of shares of Common Stock subject to a Stock Purchase Right granted to any Participant in any Plan Year shall equal the number of shares that can be purchased on the Purchase Date at the Stock Purchase Price with the Participant's Bonus and/or the amount payable in respect of the Participant's Performance Share Units. A Stock Purchase Right granted to any Participant may cover a number of shares that is less than the maximum number permitted by this Section 10.2.

     10.3 All Stock Purchase Rights shall be granted in writing and shall express an offer by the Company to sell a number of shares of Common Stock, not to exceed the maximum number provided in Section 10.2, on the Purchase Date at the Stock Purchase Price.

     10.4 With respect to each Stock Purchase Right, the Plan Administrator shall determine and reflect in the grant of the Stock Purchase Right the nature and extent of the restrictions, if any, to be imposed in connection with the purchase of shares of Common Stock thereunder, including but not limited to, restrictions on the transferability of shares acquired through the exercise of such Stock Purchase Rights. Unless the written grant of a Stock Purchase Right provides otherwise, shares acquired upon exercise of a Stock Purchase Right for a Stock Purchase Price of less than one hundred percent (100%) of the Fair Market Value of Common Stock on the Purchase Date shall be issued as "SPR Restricted Stock" that shall be subject to a minimum Restriction Period of three years and such other conditions as the Plan Administrator may provide in the grant of such Stock Purchase Rights and shall otherwise be subject to the terms and conditions of Section 9. Notwithstanding the foregoing, the Restriction Period for any Participant shall be deemed to end and all restrictions on shares of SPR Restricted Stock shall lapse upon (i) a Participant's retirement, (ii) a determination by the Plan Administrator that the Participant has incurred a severe and unexpected financial hardship, (iii) a Change of Control or (iv) a Participant's termination of employment with the Company or a subsidiary.

     10.5 Common Stock shall be purchased by the exercise of Stock Purchase Rights granted hereunder. Stock Purchase Rights granted to any Participant shall be exercisable only on the Purchase Date for such Stock Purchase Right.

     10.6 A Stock Purchase Right may be exercised in whole or in part. To the extent a Participant does not purchase the maximum number of shares covered by a Stock Purchase Right on the Purchase Date, the Stock Purchase Right shall terminate.

     10.7 A Participant shall exercise a Stock Purchase Right by providing written notice to the Company on or before the Purchase Date on a form provided by the Company for such purpose. Notice to the Company of the exercise of a Stock Purchase Right shall be irrevocable and shall specify the number of shares, subject to the maximum specified in the grant of the Stock Purchase Right, to be purchased by the Participant on the Purchase Date. The Company shall treat such notice by a Participant as a binding commitment to deliver to the Company as soon as practicable following the Purchase Date the Stock Purchase Price for the number of shares specified in the notice. The Stock Purchase Price shall be paid in full to the Company solely in cash.

     10.8 Except as provided in this Section 10.8, as soon as administratively feasible after the Purchase Date, certificates representing the shares of Common Stock purchased by the Participant shall be issued in the Participant's name and sent to the Participant unless such shares are issued as SPR Restricted Stock.

     10.9 Except as provided in Section 10.10, a Participant shall be ineligible to exercise a Stock Purchase Right unless the Participant is an employee of the Company or a Subsidiary on the Purchase Date for such Stock Purchase Right.

     10.10 A Participant (or the Participant's legal representative in the case of his or her death) who has received a Bonus or who holds a Performance Share Unit but who retires, dies, or suffers a Permanent Disability after December 31st of the year for which the Bonus was granted or after the Performance Share Unit became payable but before the Purchase Date, shall be entitled to exercise his or her Stock Purchase Rights in respect of such Bonus or Performance Share Unit on the Purchase Date.

                  SECTION 11. REGULATORY APPROVALS AND LISTING

     11.1 The Company shall not be required to issue any certificate for shares of Common Stock upon the exercise of an option, stock appreciation right or Stock Purchase Right granted under the Plan prior to:

          (a) the obtaining of any approval or ruling from the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable;

          (b) the listing of such shares on any stock exchange on which the Common Stock may then be listed; or

          (c) the completion of any registration or other qualification of such shares under any federal or state laws, rulings or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable.

     11.2 All certificates for shares delivered pursuant to Section 9.8 in respect of Restricted Stock awards or pursuant to Section 10.8 in respect of the exercise of Stock Purchase Rights shall be subject to such stop-transfer orders and other restrictions as the Plan Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Common Stock is then listed and any applicable federal or state securities laws, and the Plan Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. The foregoing provisions of this
Section 11.2 shall not be effective if and to the extent that the shares of Common Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act of 1933, as amended, or if and so long as the Plan Administrator determines that application of such provisions is no longer required or desirable. In making such determination, the Plan Administrator may rely upon an opinion of counsel for the Company.

                SECTION 12. EFFECTIVE DATE AND TERM OF THE PLAN

     The Plan shall be dated as of December 8, 1993 and shall be effective upon adoption by the Board of Directors, but the Plan shall be void unless it is approved by the Company's stockholders within the earlier of the date of the Company's next annual meeting of stockholders and twelve (12) months after the date the Plan is adopted by the Board of Directors. Subject to the foregoing condition, options, stock appreciation rights, limited stock appreciation rights, Restricted Stock and Stock Purchase Rights may be granted pursuant to the Plan from time to time within the period commencing upon adoption of the Plan by the Board of Directors and ending ten (10) years after the earlier of such adoption and the approval of the Plan by the stockholders. Options, stock appreciation rights, limited stock appreciation rights, Restricted Stock and Stock Purchase Rights theretofore granted may extend beyond that date, and the terms and conditions of the Plan shall continue to apply thereto and to shares of Common Stock acquired thereunder. To the extent required for compliance with Rule 16b-3, shares of Common Stock underlying options, stock appreciation rights or Stock Purchase Rights and shares of Restricted Stock granted subject to subsequent stockholder approval of the Plan to Insider Participants may not be sold until a date at least six (6) months after the date such stockholder approval is obtained, and stock appreciation rights that are granted subject to stockholder approval of the Plan to Insider Participants may not be exercised for cash until a date at least six (6) months after the date such stockholder approval is obtained.

                         SECTION 13. GENERAL PROVISIONS

     13.1 Nothing contained in the Plan, or in any option, stock appreciation right, limited stock appreciation right, Restricted Stock or Stock Purchase Right granted pursuant to the Plan, shall confer upon any employee any right with respect to continuance of employment by the Company or a Subsidiary, or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of such employee at any time with or without assigning any reason therefor.

     13.2 Grants, vesting or payment of options, stock appreciation rights, limited stock appreciation rights, Restricted Stock or Stock Purchase Rights shall not be considered as part of a Participant's salary or used for the calculation of any other pay, allowance, pension or other benefit unless otherwise permitted by other benefit plans provided by the Company or a Subsidiary, or required by law or by contractual obligations of the Company or a Subsidiary.

     13.3 The right of a Participant or Beneficiary to the payment of any compensation under the Plan may not be assigned, transferred, pledged or encumbered, nor shall such right or other interests be subject to attachment, garnishment, execution or other legal process.

     13.4 Leaves of absence for such periods and purposes conforming to the personnel policy of the Company or a Subsidiary, as applicable, shall not be deemed terminations or interruptions of employment. The foregoing notwithstanding, with respect to Incentive Stock Options, employment shall not be deemed to continue beyond the first ninety (90) days of such leave unless the Participant's reemployment rights are guaranteed by statute or contract.

     13.5 Subject to Section 6.4(h) in the event a Participant is transferred from the Company to a Subsidiary, or vice versa, or is promoted or given different responsibilities, the options, stock appreciation rights, limited stock appreciation rights, Restricted Stock and/or Stock Purchase Rights granted to the Participant prior to such date shall not be affected.

     13.6 The Plan shall be construed and governed in accordance with the laws of the State of Washington, except that it shall be construed and governed in accordance with applicable federal law in the event that such federal law preempts state law.

     13.7 Appropriate provision shall be made for all taxes required to be withheld in connection with the exercise, grant or other taxable event with respect to options, stock appreciation rights, limited stock appreciation rights, Restricted Stock and Stock Purchase Rights under the applicable laws or regulations of any governmental authority, whether federal, state or local and whether domestic or foreign. Unless otherwise provided in the option grant, a Participant is permitted to deliver shares of Common Stock (including shares acquired pursuant to the exercise of an option or Stock Purchase Right other than the option or Stock Purchase Right currently being exercised, to the extent permitted by applicable regulations) for payment of withholding taxes on the exercise of an option, stock appreciation right or Stock Purchase Right or upon the vesting of the Restricted Stock. The Fair Market Value of such Common Stock as delivered shall be valued as of the day prior to delivery. At the election of the Plan Administrator or, subject to approval of the Plan Administrator at its sole discretion, at the election of a Participant, shares of Common Stock may be withheld from the shares issuable to the optionee upon exercise of an option, stock appreciation right or Stock Purchase Right or upon the vesting of the Restricted Stock to satisfy tax withholding obligations. The Fair Market Value of such Common Stock as is withheld shall be valued as of the day prior to exercise of the option, stock appreciation right or Stock Purchase Right or the vesting of the Restricted Stock. The withholding of shares to pay tax obligations in connection with the exercise of an option, stock appreciation right or Stock Purchase Right or the vesting of the Restricted Stock by an Insider Participant must be approved by the Plan Administrator and must occur
(i) pursuant to an irrevocable election made six (6) months in advance of the transaction, (ii) during the period beginning on the third business day following the date of release for publication of the quarterly or annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date, or (iii) otherwise in accordance with the provisions of Rule 16b-3 and interpretations thereunder. In the event Rule 16b-3 is amended or interpreted to permit shares to be withheld to pay tax withholding obligations outside of the periods described in clause (i) or (ii) of the preceding sentence, or without Plan Administrator approval, the Plan Administrator may determine that such provisions shall no longer apply to Insider Participants.

     Tax advice should be obtained by the Participant prior to the Participant's
(a) entering into any transaction under or with respect to the Plan, (b) designating or choosing the time of distributions under the Plan, or (c) disposing of any shares of Common Stock issued under the Plan.

        SECTION 14. AMENDMENT, TERMINATION OR DISCONTINUANCE OF THE PLAN

     14.1 Subject to the Board of Directors and Section 14.2, the Plan Administrator may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company without further approval of the stockholders of the Company, including, but not limited to, any amendment necessary to ensure that the Company may obtain any regulatory approval referred to in Section 11; provided, however, that no change in any option, stock appreciation right, limited stock appreciation right, Restricted Stock or Stock Purchase Right therefore granted may be made without the consent of the Participant which would impair the right of the Participant to acquire or retain Common Stock or cash that the Participant may have acquired as a result of the Plan.

     14.2 To the extent required for compliance with applicable law or regulation, including Rule 16b-3, the Plan Administrator and the Board of Directors may not amend the Plan without the approval of the stockholders of the Company, including any amendment which would (a) materially increase the number of securities that may be issued under the Plan to Insider Participants; (b) materially modify the requirements as to eligibility for participation in the Plan to add a class of Insider Participants; or (c) otherwise materially increase the benefits accruing under the Plan to Insider Participants; provided, however, that any increase in the number of shares available under the Plan for grant as Incentive Stock Options and any change in the designation of the group of employees eligible to receive Incentive Stock Options under the Plan shall be subject to stockholder approval in accordance with Section 422 of the Code.

     14.3 The Board of Directors may at any time suspend the operation of or terminate the Plan with respect to any shares of Common Stock or rights not at the time subject to any option, stock appreciation right, limited stock appreciation right, Stock Purchase Right or grant of Restricted Stock.

                   SECTION 15. SALES BY INSIDER PARTICIPANTS

     Except in the case of sales by an executor or administrator of the estate of a deceased Participant, if an Insider Participant disposes of shares of Common Stock acquired by such Participant upon exercise of an option, stock appreciation right, Stock Purchase Right or the grant of Restricted Stock within six (6) months after the date the option, stock appreciation right, Restricted Stock or Stock Purchase Right was granted, the grant of such option, stock appreciation right, Restricted Stock or Stock Purchase Right will be deemed a nonexempt matchable purchase for purposes of Section 16(b) as of the date of grant.

                     SECTION 16. COMPLIANCE WITH RULE 16B-3

     It is the intention of the Company that, so long as any of the Company's equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with Rule 16b-3 and, if any Plan provision is later found not to be in compliance with such Section, that provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Board of Directors, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Insider Participants without so restricting, limiting or conditioning the Plan with respect to other Participants.